Exhibit 99.1

Press Ganey Holdings, Inc. Closes $260 Million Debt Refinancing

BOSTON, July 31, 2015 — (BUSINESS WIRE)—Press Ganey Holdings, Inc. (NYSE: PGND) announced today the closing of a new $260 million credit facility. The new credit facility includes a $185 million term loan and a $75 million revolving credit facility. Proceeds from the new term loan were used to repay and terminate the existing credit agreement, consisting of a $183 million term loan and an undrawn $30 million revolving credit facility. Outstanding balances on the new credit facility will be due upon maturity in July 2020.

Under the new credit agreement, interest accrues on outstanding borrowings on the term loan and revolver at LIBOR plus an applicable margin, ranging from 1.50% to 2.25%.

The new credit agreement contains certain restrictive and financial covenants with which the Company must comply on a quarterly basis, including a maximum secured net leverage ratio, as defined.

About Press Ganey

Press Ganey (NYSE: PGND) is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for health care organizations across the continuum of care. Celebrating 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in patient experience measurement and performance improvement solutions. Our mission is to help health care organizations reduce patient suffering and improve clinical quality, safety and the patient experience. As of January 1, 2015, we served more than 22,000 health care facilities, including 62% of U.S. acute care hospitals, 81% of U.S. acute care hospitals with more than 100 beds and 73% of U.S. medical practices with more than 50 physicians.

Contacts:

Press Ganey Holdings, Inc.

Balaji Gandhi (Investors)

781-295-0390

IR@pressganey.com

Aria Marketing

Kristen Berry (Media)

617-332-9999 x238

kberry@ariamarketing.com